                                                                    EXHIBIT 99.1


AVANTOGEN LOGO               INNOVATE ONCOLOGY LOGO

AVANTOGEN AND INNOVATE COMPLETE MERGER OF KEY ONCOLOGY PROGRAM

MAY 26, 2006 - Avantogen Limited ("Avantogen", ASX:ACU), Sydney, Australia and San Diego, CA, and Innovate Oncology, Inc ("Innovate"; IOVO:OTCBB), New York, closed today on the Definitive Agreement combining their oncology businesses, that was executed and announced by the companies on February 1, 2006. Pursuant to that agreement, Avantogen transferred to Innovate the 50% of Resistys, Inc., not already owned by Innovate, and as a result, Innovate will control 100% of the North American marketing rights for product sales of RP101, a promising chemoresistance inhibitor. The transaction had previously been approved by a majority of both Innovate and Avantogen shareholders.

As part of the transaction, Dr Richard Opara, Avantogen's Chairman, became Chairman of the Board of Innovate, and two new Directors were also seated: Mr. Chris Nowers and Mr. Joseph Boystak. Mr. Nowers, who will be the new Chief Executive Officer of Innovate , has nearly 20 years of biopharmaceutical experience. He has held a variety of senior management positions at Amgen, Zeneca and Wellcome, successfully leading the commercialization of products in oncology and other therapy areas. Mr. Boystak was Managing Director, Life Sciences, for Jefferies & Co and is now Chief Executive Officer of Chopin Capital Partners, LLC, a private equity partnership in Los Angeles. Lee Cole, Chairman of Gardant Pharmaceuticals, Inc. (GRDP:OTC), will also join Innovate's Board, and Dr Nigel Rulewski, a former CEO of Innovate, will continue as a Director.

The transaction involved issuance of 32 million shares of common stock in Innovate to Avantogen Limited, which now owns 54% of the US listed company. On May 25, Innovate's shares closed at US$1.01. In addition, Avantogen contributed approximately US$1.1 million in cash to Innovate.

Patients undergoing repeated chemotherapy often develop resistance, and cancer cells continue to grow and spread during treatment. RP101 is being investigated as a treatment co-administered with cytotoxic drugs with the aim of preventing the development of resistance to chemotherapy. In early 2005 Avantogen announced dramatic results observed in the clinical pilot study of RESprotect in which thirteen pancreatic cancer patients in stage III and IV of disease were treated with RP101, and gemcitabine plus cisplatin. Those results indicated that the 50% probability of survival was increased to an average of 15 months, from a historic average of 7.5 months (p = 0.008) obtained at the same institution under otherwise similar conditions during the prior year.

Later in 2005 it was further announced that ten of the thirteen original patients survived at least one year following treatment; median survival was 447 days, which is statistically higher than a historic control from the same institution (p = 0.007). Time to Progression was 280 days, also statistically higher than historic control (P = 0.004). It was also noted that three of the original thirteen treated patients remained alive at more than two years.

The new Chairman of Innovate, Dr. Richard Opara, said that "streamlining the ownership and management of RP101 development will ensure that we hasten this exciting program and it also makes sense strategically, enabling us to consider licensing and partnering opportunities. In our trials, RP101 is showing every potential to become an exceptional therapeutic that could bring tremendous hope to patients whose lives are drastically shortened by grievous illness, and as such, has the potential to become a significant product."

ABOUT AVANTOGEN
Avantogen (formerly Australian Cancer Technology) is an international biotechnology company developing a broad oncology-related product portfolio. Aside from RP101, Avantogen's Pentrys(R) anti-cancer vaccine is being evaluated in prostate cancer patients in Phase IIb clinical studies. Recently, Avantogen merged its vaccine business, consisting of the Pentrys anti-cancer vaccine, and the GPI-0100 vaccine adjuvants, into Hawaii Biotech, Inc., a privately-held vaccine developer in Honolulu, Hawaii. Hawaii Biotech develops state-of-the-art recombinant vaccines for common, deadly and incurable infectious diseases such as Influenza, West Nile encephalitis, and Dengue Fever. Avantogen is traded on the Australian Stock Exchange (ASX) under the symbol ACU. The company has established a Level 1 ADR stock program in the U.S. trading under the symbol AUCJY and also is listed on the Xetra exchange, the electronic trading system of the Frankfurt Stock Exchange, trading under the symbol CBS. For further information, visit www.Avantogen.com


DR. LEONARD FIRESTONE, CEO
Avantogen
San Diego, CA, USA
Tel: +858-458-6807
Email: info@Avantogen.com


CHRIS NOWERS, CEO
Innovate Oncology, Inc.
San Diego, CA USA
Tel: +858-200-5636
Email: info@Avantogen.com

# # #

FORWARD-LOOKING STATEMENTS

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to risks and uncertainties that could cause Avantogen's ("company") actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to the results of clinical trials, product demand and market acceptance, the impact of competitive products and pricing, effectiveness and pace of current and future product development, and regulatory approval. More detailed information on these and additional factors that could affect the company's operating and financial results are described in the company's annual reports filed or to be filed with the Australian Stock Exchange. The company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.